EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-87153, 333-89308, 333-123712 and 333-172127) pertaining to the1999 Stock Option Plan, the 2005 Equity Compensation Incentive Plan and the 2011 Incentive Plan;

(2) Registration Statement (Form S-3 No. 333-168311)

of our reports dated October 15, 2012, with respect to the consolidated financial statements and schedule of Enzo Biochem, Inc., and the effectiveness of internal control over financial reporting of Enzo Biochem, Inc., included in this Annual Report (Form 10-K) of Enzo Biochem, Inc. for the year ended July 31, 2012.

/s/ Ernst & Young LLP

Jericho, New York
October 15, 2012